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                                  EXHIBIT 11

         FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
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
                                                    Year Ended March 31,
                                           -------------------------------------
                                              1998         1997         1996
                                           ----------   ---------    -----------
Net Income...............................  $1,429,000   $6,655,000   $10,366,000
                                           ==========   ==========   ===========
Earnings Per Common Share Computation:

Weighted Average Number of Shares
  Outstanding Used for Computation.......   8,069,031    8,005,578     7,798,773
                                           ==========   ==========   ===========
Net Income Per Share:

Earnings Per Common Share................  $      .18   $      .83   $      1.33
                                           ==========   ==========   ===========

Earnings Per Common Share Computation - Assuming Dilution:


Weighted Average Number of Shares
  Outstanding............................   8,069,031    8,005,578     7,798,773

Effect of Common Shares Issuable Upon
  Exercise of Dilutive Stock Options and
  Warrants Net of Shares Assumed to be
  Repurchasable at the Average Market
  Price out of Exercise Proceeds.........      86,472      117,782       482,619
                                           ----------   ----------   -----------

Shares Used for Computation..............   8,155,503    8,123,360     8,281,392
                                           ==========   ==========   ===========

Net Income Per Share:

Earnings Per Common Share - Assuming
  Dilution...............................  $      .18   $      .82   $      1.25
                                           ==========   ==========   ===========
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